Exhibit 5.2

May 23, 2022

Armata Pharmaceuticals, Inc.

4503 Glencoe Avenue

Marina del Rey, California 90292

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel for Armata Pharmaceuticals, Inc., a Washington corporation (the “Company”), in connection with the Company’s filing on May 16, 2022, with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (as amended, the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration for resale by a selling shareholder of up to 9,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), warrants (the “Warrants”) to purchase 4,500,000 shares of Common Stock, and 4,500,00 shares of Common Stock issuable upon the exercise of Warrants held by the selling shareholder. The Shares and Warrants have been issued to the selling shareholder pursuant to that certain Securities Purchase Agreement dated February 9, 2022 (the “Purchase Agreement”), by and between the Company and the selling shareholder. The Warrants have been issued to the selling shareholder pursuant to warrant agreements, each dated as of February 9, 2022, and March 31, 2022 (collectively, the “Warrant Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Purchase Agreement, the Warrants, the Warrant Agreement, the Company’s certificate of incorporation, as amended, and the Company’s amended and restated bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates, and other documents submitted to us; (ii) the legal capacity, competency, and authority of all individuals executing documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates, and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic, or other copies conform to the originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution, and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing, except as has been disclosed to us in writing; (vii) that the Purchase Agreement is the valid and binding obligation of each of the parties thereto, enforceable against such parties in accordance with its terms and that it has not been amended or terminated orally or in writing; (viii) that the Warrant Agreement has been duly executed and delivered by the Company and other parties thereto; and (ix) that the statements contained in the certificates and comparable documents of public officials, officers, and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof.

May 23, 2022

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Laws of the State of Delaware as in effect on the date hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule, or regulation relating to securities, or to the sale or issuance thereof. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events, or developments which hereafter may be brought to our attention and which may alter, affect, or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

Based upon the foregoing, but subject to the qualifications, limitations, exceptions and assumptions set forth in this letter, we are of the opinion that, as of the date of this letter, upon the issuance and delivery of the Warrant Agreement against payment of the consideration therefor, the Warrants were legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Warrants, the Purchase Agreement, the Registration Statement, or the Prospectus.

We hereby consent to being named in the Registration Statement and in the Prospectus under the caption “Legal Matters” and to the use of this opinion for filing with said Registration Statement as Exhibit 5.2 thereto. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Thompson Hine LLP